Exhibit 32.1
Certification
The certification set forth below is being submitted to the Securities and Exchange Commission in connection with the Annual Report on Form 10-K of Aetna Inc. for the period ended December 31, 2006 (the “Report”) solely for the purpose of complying with Rule 13a-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Ronald A. Williams, the Chairman, Chief Executive Officer and President of Aetna Inc., certifies that, to the best of his knowledge:
1.	the Report fully complies with the requirements of Section 13(a) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Aetna Inc.

Date: February 27, 2007	/s/ Ronald A. Williams

Ronald A. Williams
Chairman, Chief Executive Officer and President